JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities
Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Landmark Bancorp, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further represent that each of them is eligible to use Schedule 13G to which this exhibit is attached, and the undersigned agree that each party hereto is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in any number of counterparts, each of which is deemed an original, but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 12, 2024.



/s/ Jane Ann Moreland
   Jane Ann Moreland



/s/ Michal Charles Moreland
   Michal Charles Moreland